For Immediate Release



           CDNOW TO MERGE WITH SONY'S AND TIME WARNER'S COLUMBIA HOUSE TO CREATE WORLD'S LEADING MUSIC AND VIDEO E-COMMERCE COMPANY

                    New Company to Mine More Than 16 Million
                  Active Columbia House Music and Video Buyers

                           New Company Expects to Have
        Initial Combined Online Customer Base of Approximately 4 Million

                      New Company to be Premier Retailer of
                       Packaged Music and an Integral Part
                           of Sony's and Time Warner's
                              E-Commerce Strategies


FORT WASHINGTON, PA and NEW YORK, NY, July 13, 1999--CDNOW, Inc. (NASDAQ: CDNW), a leader in music and video commerce, content and community, has entered into a definitive agreement with Sony Corporation of America and Time Warner Inc. to merge with Columbia House, the leading club-based direct marketer of music and videos, which is owned equally by Sony Corporation (NYSE: SNE) and Time Warner Inc. (NYSE: TWX), it was announced today. The new public company resulting from the merger will be owned 37 percent each by Sony and Time Warner. CDNOW's existing stockholders will own the remaining 26 percent.

Backed by two of the world's largest media companies, the merger will create a major entertainment, e-commerce and direct marketing company by bringing together a leading music web destination and the largest music and video club in the U.S. and Canada. Sony and Time Warner will make the new company an integral part of their overall e-commerce activities. CDNOW shareholders will benefit from the new company's ability to leverage the cross-promotional strengths and full resources of Sony and Time Warner to lower its customer acquisition costs and boost its customer base, providing an e-commerce model with a sound economic basis.

Commenting on the agreement, Jonathan Diamond, chairman of the board of CDNOW, and Jason Olim, president and CEO of CDNOW, said: "Today CDNOW takes its place among the world's great music brands. With the combined resources of Time Warner, Sony, Columbia House and CDNOW, our new company will be a leader in music, commerce, content and community. This merger will dramatically accelerate our growth and fulfill our vision of leading the digital revolution in the music industry. We are excited to tap the 16 million music- and






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     CDNOW TO MERGE WITH SONY'S AND TIME WARNER'S COLUMBIA HOUSE, PAGE 2--


video-buying customers of Columbia House, to expand our brand development through advertising and integration on Sony and Time Warner's entertainment, media and communications properties, and to develop a close, mutually supportive relationship with Sony and Time Warner's music divisions. CDNOW began the digital music revolution in 1994 and will continue as its leader in the new millennium."

Gerald M. Levin, chairman and CEO of Time Warner, said: "Through this alliance, we are creating an exciting new enterprise that will be the centerpiece of our strong and growing presence in music and video e-commerce. With the commercial arrival of the digital downloading of music, it also gives us an important platform for offering consumers the opportunity to order or download music instantly."

Nobuyuki Idei, president and CEO of Sony Corporation, said: "This innovative, multi-partied transaction is an important corporate initiative for Sony that advances our strategy to create new business platforms, and reflects our determination to become a leader in entertainment-based new media. By joining the powerful and complementary capabilities of Columbia House and CDNOW, we are creating a strong foundation to capitalize on future e-commerce growth opportunities."

Subject to the terms of the relevant agreements, Sony and Time Warner have made significant strategic commitments to the new company. The two companies' music-controlled web sites will be linked to the new company's online retail web sites, enabling music fans to sample content relating to their favorite artists and genres and then make a purchase with the click of a mouse. Sony and Time Warner will provide the new company with opportunities to purchase a broad array of advertising from the two companies' vast media properties. The considerable content-related resources of Sony and Time Warner will help enrich the entertainment content of the new company's e-commerce sites to create an exciting and entertaining environment for consumers. Sony and Time Warner have also agreed to provide certain financing guarantees to afford the merged company financial flexibility to address its future capital needs and growth plans.

Columbia House will continue to operate as a "club membership" company offering primarily music and video products, subject to the normal club restrictions. CDNOW will continue as an online retailer that purchases its inventory from distributors and/or directly from music companies. These two companies will combine their complementary strengths to their mutual benefit. Columbia House currently sells in excess of 15,000 music titles, while CDNOW sells in excess of 500,000 titles.







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    CDNOW TO MERGE WITH SONY'S AND TIME WARNER'S COLUMBIA HOUSE, PAGE 3--


Howard Stringer, chairman and CEO of Sony Corporation of America, said: "This is a compelling combination that brings together CDNOW's leadership position in online music retailing with Columbia House's 16 million-member base, including a rapidly growing Internet core of nearly two million members. It will create a unique, publicly traded entity with two strong brands, broad distribution channels, powerful customer linkage, and a seasoned group of executives. We intend to build further on this platform and create new technology-based distribution approaches that will supplement and leverage many of our business entities."

Richard J. Bressler, chairman and CEO of Time Warner Digital Media, said: "This exciting deal will enable us to drive down customer acquisition costs by using Columbia House's 16 million active club members to support the growth of the new company and by capitalizing on the tremendous cross-promotional opportunities offered by the collective entertainment assets of Time Warner and Sony. These include record labels, movie and television production and distribution companies, cable and broadcast networks, and magazine and book publishers."

Richard C. Wolter, chairman and CEO of Columbia House, said: "With this year's online sales projected at approximately $100 million and nearly two million current online members, Columbia House has established itself as a significant Internet player. This merger will accelerate and enhance both Columbia House's and CDNOW's online activities, provide rich cross-promotional opportunities, and enable us both to quickly expand and realize the full promise of interactive media. I'm excited about working with the entire CDNOW team to mine the enormous potential of the merger and to provide our valued members with greater choice and an enhanced online experience."

The new company will have a 12-member board of directors, composed of four designees each from Sony and Time Warner, CDNOW's President and CEO Jason Olim, two independent directors, and the CEO of the new company.

An aggressive search is currently underway for the CEO of the new company. Jason Olim will serve as CEO of the new company's Online/Retail division and Richard
C. Wolter, chairman and CEO of Columbia House, will continue to head the club operations of the new company as CEO. After a transition period, Jonathan Diamond will leave the new company to pursue other opportunities in the Internet world.

The board of directors of CDNOW has unanimously approved the merger. The merger agreement is subject to CDNOW's shareholder approval and customary conditions, including






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    CDNOW TO MERGE WITH SONY'S AND TIME WARNER'S COLUMBIA HOUSE, PAGE 4--


clearance by U.S. and Canadian antitrust authorities. The parties anticipate completion of the transaction by year end.

In connection with the merger agreement, Sony and Time Warner have entered into agreements with certain shareholders of CDNOW, including its President, CEO and Co-Founder, Jason Olim, Co-Founder Matthew Olim and Chairman Jonathan Diamond, who collectively control approximately 25 percent of the outstanding shares of common stock of CDNOW. These agreements provide, among other things, that these shareholders will vote their shares for the merger.

In 1998 Columbia House had net revenues of approximately $1.4 billion and earnings before interest, taxes, depreciation and amortization of intangible assets (EBITDA) of approximately $100 million. Last year, Columbia House directly distributed approximately 200 million music and video units to its membership base from its existing fulfillment operations. Columbia House has experienced rapid growth in its online music and video clubs (columbiahouse.com). Columbia House's online revenues have also grown rapidly, and are projected to total approximately $100 million this year.

CDNOW, which currently serves an online music community of 2.3 million customers, was formed by the merger of CDNOW Inc. and N2K Inc. in March of 1999. CDNOW had revenues of $98.5 million in 1998 and estimated revenues of approximately $71 million during the first six months of 1999, both stated on a pro forma basis combined with the results of N2K for the periods prior to the merger.

CDNOW, Sony and Time Warner expect to prepare and file a proxy statement/prospectus with respect to the CDNOW shareholders meeting to approve the merger and the registration of the new company's common stock to be issued in the merger. The offering of the shares to be issued pursuant to the merger will be made only by means of a prospectus.

CDNOW helps people to enrich their lives by providing a digital connection to music. CDNOW (cdnow.com) offers approximately 500,000 music-related items - ten times the size of the typical megastore - intelligent album recommendations, custom CDs and music samples. CDNOW offers a vast library of reviews and features from its own top music writers in addition to editorial content from Rolling Stone, MTV/VH1 and CMJ New Music Monthly. CDNOW's network of strategic partners includes America Online, Yahoo!, Lycos/Tripod, Netscape, Excite, WebCrawler, MTV/VH1, RollingStone.com, and CBS Cable's TNN, CMT and country.com.






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    CDNOW TO MERGE WITH SONY'S AND TIME WARNER'S COLUMBIA HOUSE, PAGE 5--


Sony Corporation of America (http://www.world.sony.com/SCA/index.html), based in New York City, is the U.S. subsidiary of Sony Corporation (http://www.world.sony.com), headquartered in Tokyo. Sony Corporation is a leading manufacturer of audio, video, communications and information technology products for the consumer and professional markets. Its music, motion pictures, and computer entertainment operations make Sony one of the most comprehensive entertainment companies in the world. Sony recorded consolidated annual sales of over $56 billion in the last fiscal year ended March 31, 1999.

Time Warner Inc. (NYSE: TWX, www.timewarner.com), the world's leading media company, consists of four businesses: cable networks, publishing, entertainment and cable.

Caution Concerning Forward-Looking Statements This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors, as well as the difficulty of integrating the organizations, operations and personnel of CDNOW and Columbia House, the potential for impairment of relationships with employees or customers and the uncertainty inherent in the execution of a new business plan for the combined company. More detailed cautionary information is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the companies named herein. None of the companies named herein are under any obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

####

Contacts:

CDNOW, Inc.            Sony Corporation of America      Sony Music Entertainment
Marlo Zoda             Ann Morfogen                     Patricia Kiel
215-619-9432           212-833-6873                     212-833-4647

Time Warner Inc.       Warner Music Group
Edward Adler           Jim Noonan
212-484-6630           818-954-5489







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                   Selected Financial and Operating Highlights
                           (Unaudited; $ in millions)

------------------------------------------------------------- --------------------------- ---------------------------
(Financial highlights are for fiscal year 1998)                                 Columbia
                                                                                   House                       CDNOW
------------------------------------------------------------- --------------------------- ---------------------------
Pro Forma Revenues                                                                $1,425                       $98.5

Pro Forma EBITDA                                                                     $99                    $(105.4)

Pro Forma Net Debt - as of 3/31/99                                                  $300                          $3

Shares O/S - as of 3/31/99                                                           N/A                  30 million

Active Members/Customers - Off-line                                     14.6 million (c)                         N/A
                         - Online                                        1.9 million (c)             2.3 million (b)

Reach % - May 1999 (a)                                                              3.8%                        6.0%
Unique visitors - May 1999 (a)                                               2.3 million                 3.7 million
Avg. time spent - May 1999 (a)                                              12.5 minutes                13.1 minutes
------------------------------------------------------------- --------------------------- ---------------------------

Online Activities                                                            Time Warner                        Sony

Reach % - May 1999 (a)                                                             21.2%                        7.1%
Unique visitors - May 1999 (a)                                              13.1 million                 4.4 million
Avg. time spent per month - May 1999 (a)                                   19.0  minutes                17.3 minutes

------------------------------------------------------------- --------------------------- ---------------------------

(a)      Source:  MediaMetrix.
(b)      As of June 1999.
(c)      As of May 1999.